UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2012

DIGITAL ANGEL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-26020	43-1641533
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 STATE STREET, SUITE 214 NEW LONDON, CONNECTICUT	06320
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 651-900-0776

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As disclosed on Form 8-K filed on October 6, 2011, Mr. Joseph Grillo, President and Chief Executive Officer (CEO) of the Company, provided notice to the Board of Directors of his intention to resign his employment with Digital Angel.  Consistent with this notice, Mr. Grillo’s employment terminated as of January 31, 2012, at which time he stepped down as President and CEO of the Company, but he agreed to continue as a member of the Company’s Board of Directors without compensation.

Mr. Grillo has also agreed to remain available to the Company for the next 12 months in a consulting capacity, subject to termination by either party on 90 days notice.  As a consultant, Mr. Grillo will advise the Board of Directors on UK/Signature Industries operational issues, as well as advising on alternatives for wind-down or other strategic alternatives for the Company.  As provided in the consulting agreement between the Company and Mr. Grillo’s personal service company, the Company will pay a consulting fee of $25,000 per month, plus reimbursement of executive outplacement services and medical insurance premiums for Mr. Grillo’s existing coverage under Destron Fearing Corporation’s health plan via the Consolidated Omnibus Budget Reconciliation Act (COBRA).

Mr. Daniel Penni, Chairman of the Company’s Board of Directors, has agreed to act as President and CEO of the Company effective February 1, 2012.  Mr. Penni will also remain on the Board of Directors as its Chairman.  As interim President and CEO, Mr. Penni will receive no additional compensation.

Exhibit 9.01  Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Consulting Agreement dated February 1, 2012 between the Company and Grillo

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL ANGEL CORPORATION

Date: February 6, 2012	By:	/s/ Lorraine Breece
Name: Lorraine Breece Title: Chief Financial Officer